Exhibit 99.1

Cognex Corporation Reports Second Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--August 5, 2009--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the second quarter of 2009. Revenue, loss and loss per share from continuing operations for the quarter and six months ended July 5, 2009 are compared to the first quarter of 2009, and the second quarter and first six months of 2008 in Table 1 below.

Table 1

	Revenue	Income/(loss)	Income/(loss)
	from	from	per Share from
	Continuing	Continuing	Continuing
	Operations	Operations	Operations
Quarterly Comparisons
Current quarter: Q2-09	$40,968,000	($6,419,000)	($0.16)
Prior year’s quarter: Q2-08	$67,089,000	$8,762,000	$0.21
Change from Q2-08 to Q2-09	(39%)	(173%)	(179%)
Prior quarter: Q1-09	$42,287,000	($3,410,000)	($0.09)
Change from Q1-09 to Q2-09	(3%)	(88%)	(88%)
Year to Date Comparisons
Six months ended July 5, 2009	$83,255,000	($9,829,000)	($0.25)
Six months ended June 29, 2008	$127,602,000	$17,352,000	$0.41
Change from first six months of 2008 to first six months of 2009	(35%)	(157%)	(161%)

Excluding restructuring charges, the loss from continuing operations for the quarter and six months ended July 5, 2009 was $0.08 per share and $0.16 per share, respectively. A reconciliation of GAAP to non-GAAP is shown in Exhibit 2.

“Although we reported a loss for the second quarter of 2009, which is disappointing, we do have a bit of good news to report,” said Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex. “First, operating expenses for the quarter were less than we anticipated as we aggressively implemented steps to reduce costs. And second, after a sharp slowdown in customer demand during the prior three quarters, we saw the order rate appear to stabilize in May. In fact, bookings were higher in the second quarter on a sequential basis.”

Dr. Shillman continued, “Another piece of good news is that revenue increased by 8% on a sequential basis excluding $4,400,000 of revenue in the prior quarter for a single customer contract. This revenue related to an arrangement with a customer for product that was shipped over the past two years but the revenue was deferred until the final unit was delivered in the first quarter of 2009.”

“As I report to you today, the order rate appears to have ceased its steady decline, we have started to realize savings from our cost-cutting measures, and the restructuring charges are essentially complete. These facts lead us to believe that we will report a smaller loss for the third quarter of 2009 than in Q2-09 in spite of the negative impact of a smaller top line due to the seasonally soft summer months. The full benefit of our actions will essentially begin in the third quarter and, as a result, we expect operating expenses to decrease by 5% to 8% on a sequential basis (excluding pre-tax restructuring charges of $3,738,000 in the second quarter),” Dr. Shillman concluded.

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2009

  Revenue for the second quarter of 2009 decreased 39% from the second quarter of 2008 and 3% from the prior quarter. Revenue from the Semiconductor and Electronics Capital Equipment (SEMI) and Factory Automation markets declined year-on-year and sequentially while Surface Inspection revenue increased over both periods. Excluding $4,400,000 of revenue in the prior quarter that had been deferred until a single customer contract was completed, total revenue increased by 8%, and revenue from the Factory Automation market increased by 1%, on a sequential basis.
  Gross margin was 63% in the second quarter of 2009, 72% in the second quarter of 2008 and 68% in the prior quarter. On a year-on-year basis, the percentage decreased due to essentially flat new product introduction costs on a lower revenue base, a higher provision for excess inventory, and product mix (revenue from surface inspection systems, which have a lower product margin than modular vision systems, represented a higher percentage of total revenue in the second quarter of 2009 than in the second quarter of 2008). On a sequential basis, the percentage decreased because Q1-09 included $4,400,000 of revenue that had a product margin in excess of 90%, and Q2-09 had a higher provision for excess inventory and a higher percentage of revenue from surface inspection systems.
  Research, Development & Engineering (R, D & E) spending in the second quarter of 2009 decreased 17% from the second quarter of 2008 and 13% from the prior quarter. The decrease in R, D & E spending year-on-year and sequentially is due to lower employee-related expenses as a result of the cost-saving initiatives implemented by Cognex and lower stock option expense. Also contributing to the year-on-year decrease in spending is the impact of foreign exchange rates on the company’s international operations.
  Selling, General & Administrative (S, G & A) spending in the second quarter of 2009 decreased 20% from the second quarter of 2008 and 14% from the prior quarter. The decrease in S, G & A spending year-on-year is due to the impact of foreign exchange rates, lower sales commissions and cost-saving initiatives in areas such as employee-related expenses, marketing communications and travel and entertainment. On a sequential basis, the decrease in S, G & A spending is also due to the company’s cost-saving initiatives, lower professional fees and a $1,000,000 intangible asset impairment charge in the first quarter of 2009 that did not repeat.
  Cognex reported restructuring charges of $3,738,000 in the second quarter of 2009 and $297,000 in the prior quarter related to cost-saving initiatives implemented by the company.
  Cognex reported a foreign currency loss of $422,000 in the second quarter of 2009, a foreign currency loss of $647,000 in the second quarter of 2008 and a foreign currency loss of $392,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and intercompany balances that are reported in one currency and collected in another.
  Investment and other income was $447,000 in the second quarter of 2009, $1,786,000 in the second quarter of 2008 and $2,684,000 in the prior quarter. The decrease year-on-year is due to a lower average invested balance and lower yields. The sequential decrease is due to lower yields as well as higher other income in the prior quarter related to value-added taxes collected by Cognex that were not required to be remitted to a government authority.
  Cognex reported a tax benefit of 18% in both the first and second quarters of 2009, and an effective tax rate of 26% in the second quarter of 2008. The tax benefit in 2009 was less than the effective tax rate in 2008 due to more of the company’s losses in 2009 being incurred in lower tax jurisdictions.

Balance Sheet Highlights – July 5, 2009

  Cognex’s financial position at July 5, 2009 was very strong, with approximately $206,400,000 in cash and investments and no debt. In the second quarter of 2009, Cognex paid out approximately $2,500,000 in severance and other payments related to the company’s restructuring initiatives, approximately $1,000,000 for capital expenditures, primarily to build a distribution center at the company’s headquarters in Natick, Massachusetts, and approximately $2,000,000 in dividends to shareholders.
  Inventories at July 5, 2009 decreased by $2,685,000, or 11%, from the end of 2008.

Financial Outlook

Given the high degree of uncertainty resulting from global economic conditions, Cognex is not providing revenue or earnings per share expectations for the third quarter of 2009 as it cannot do so with any degree of confidence. However, Cognex expects that revenue for Q3-09 will decrease both year-on-year and sequentially; in spite of that, the company expects to report a smaller loss from continuing operations for the third quarter as compared to the second quarter of 2009.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R, D & E), and selling, general and administrative expenses (S, G & A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted income/(loss) from continuing operations and non-GAAP adjusted income/(loss) from continuing operations per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as those affecting revenue and restructuring charges related to cost-cutting initiatives. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the second quarter of 2009, as well as its financial and business outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 866-219-5268 (or 703-639-1120 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Saturday, August 8, 2009. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1371602.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 500,000 machine vision systems, representing over $2.5 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” and similar words. These forward-looking statements, which include statements regarding business and market trends, customer order rates, and the company’s curtailment of spending, strategic plans and financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign currency exchange rates; (5) the loss of a large customer; (6) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (7) the inability to attract and retain skilled employees; (8) the inability to design and manufacture high-quality products; (9) the technological obsolescence of current products and the inability to develop new products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the failure to properly manage the distribution of products and services; (12) the inability to protect Cognex proprietary technology and intellectual property; (13) Cognex’s involvement in time-consuming and costly litigation; (14) the impact of competitive pressures; (15) the challenges in integrating and achieving expected results from acquired businesses; (16) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (17) potential disruption to Cognex’s business from its restructuring programs; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year 2008 and subsequent reports on Form 10-Q. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	Jul. 5,	Apr. 5,	Jun. 29,	Jul. 5,	Jun. 29,
	2009	2009	2008	2009	2008

Revenue	$40,968	$42,287	$67,089	$83,255	$127,602

Cost of revenue (1)	14,976	13,464	19,025	28,440	36,080

Gross margin	25,992	28,823	48,064	54,815	91,522
Percentage of revenue	63%	68%	72%	66%	72%

Research, development, and engineering expenses (1)	7,704	8,835	9,290	16,539	18,219
Percentage of revenue	19%	21%	14%	20%	14%

Selling, general, and administrative expenses (1)	22,404	26,141	28,048	48,545	54,574
Percentage of revenue	55%	62%	42%	58%	43%

Restructuring charges	3,738	297	-	4,035	-

Operating income (loss)	(7,854)	(6,450)	10,726	(14,304)	18,729
Percentage of revenue	-19%	-15%	16%	-17%	15%

Foreign currency gain (loss)	(422)	(392)	(647)	(814)	471

Investment and other income	447	2,684	1,786	3,131	4,118

Income (loss) from continuing operations before income tax expense (benefit)	(7,829)	(4,158)	11,865	(11,987)	23,318

Income tax expense (benefit) on continuing operations	(1,410)	(748)	3,103	(2,158)	5,966

Income (loss) from continuing operations	(6,419)	(3,410)	8,762	(9,829)	17,352
Percentage of revenue	-16%	-8%	13%	-12%	14%

Loss from operations of discontinued business, net of tax	-	-	(3,109)	-	(3,224)

Net income (loss)	$(6,419)	$(3,410)	$5,653	$(9,829)	$14,128

Diluted income (loss) per weighted-average common and common equivalent share:

Income (loss) from continuing operations (2)	$(0.16)	$(0.09)	$0.21	$(0.25)	$0.41
Loss from discontinued operations	$-	$-	$(0.08)	$-	$(0.08)
Net income (loss)	$(0.16)	$(0.09)	$0.13	$(0.25)	$0.33

Diluted weighted-average common and common equivalent shares outstanding
	39,656	39,655	42,588	39,656	42,742

Cash dividends per common share	$0.050	$0.150	$0.085	$0.200	$0.170

Cash and investments per common share	$5.20	$5.22	$6.25	$5.20	$6.25

Shareholders' equity per common share	$10.05	$9.99	$11.11	$10.05	$11.11

(1) Amounts include stock option expense, as follows:
Cost of revenue	$122	$271	$272	$393	$630
Research, development, and engineering	391	576	728	967	1,593
Selling, general, and administrative	1,276	1,008	1,523	2,284	2,173
Total stock option expense	$1,789	$1,855	$2,523	$3,644	$4,396

(2) Income (loss) from continuing operations per diluted common and common equivalent share excluding restructuring charges	$(0.08)	$(0.08)	$0.21	$(0.16)	$0.41

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	Jul. 5,	Apr. 5,	Jun. 29,	Jul. 5,	Jun. 29,
	2009	2009	2008	2009	2008

Total revenue (GAAP)	$40,968	$42,287	$67,089	$83,255	$127,602

Revenue related to a single customer contract	$-	$4,400	$-	$4,400	$-
Net revenue (Non-GAAP)	$40,968	$37,887	$67,089	$78,855	$127,602

Factory automation revenue (GAAP)	$28,681	$32,763	$45,365	$61,445	$87,410
Revenue related to a single customer contract	$-	$4,400	$-	$4,400	$-
Net factory automation revenue (Non-GAAP)	$28,681	$28,363	$45,365	$57,045	$87,410
Percentage of net revenue excluding single customer contract (Non-GAAP)
	70%	75%	67%	72%	68%

Research, development, and engineering expenses (GAAP)	$7,704	$8,835	$9,290	$16,539	$18,219
Selling, general, and administrative expenses (GAAP)	$22,404	$26,141	$28,048	$48,545	$54,574
Total RD&E and SG&A (GAAP)	$30,108	$34,976	$37,338	$65,084	$72,793

Stock option expense included in RD&E and SG&A as follows:
Research, development, and engineering expenses	$391	$576	$728	$967	$1,593
Selling, general, and administrative expenses	$1,276	$1,008	$1,523	$2,284	$2,173
Total stock option expense included in RD&E and SG&A	$1,667	$1,584	$2,251	$3,251	$3,766

Total RD&E and SG&A excluding stock option expense (Non-GAAP)	$28,441	$33,392	$35,087	$61,833	$69,027

Operating income (loss) (GAAP)	$(7,854)	$(6,450)	$10,726	$(14,304)	$18,729
Restructuring charges	3,738	297	-	4,035	-
Operating income (loss) excluding restructuring charges (Non-GAAP)	$(4,116)	$(6,153)	$10,726	$(10,269)	$18,729
Percentage of total revenue (Non-GAAP)	-10%	-15%	16%	-12%	15%

Income (loss) from continuing operations (GAAP)	$(6,419)	$(3,410)	$8,762	$(9,829)	$17,352
Restructuring charges, net of tax	$3,065	$244	$-	$3,309	$-
Income (loss) from continuing operations excluding restructuring charges (Non-GAAP)
	$(3,354)	$(3,166)	$8,762	$(6,520)	$17,352
Percentage of total revenue (Non-GAAP)	-8%	-7%	13%	-8%	14%

Income (loss) from continuing operations per diluted share (GAAP)	$(0.16)	$(0.09)	$0.21	$(0.25)	$0.41
Restructuring charges, net of tax	$0.08	$0.01	$-	$0.09	$-
Income (loss) from continuing operations per diluted share excluding restructuring charges (Non-GAAP)
	$(0.08)	$(0.08)	$0.21	$(0.16)	$0.41

Income (loss) from continuing operations (GAAP)	$(6,419)	$(3,410)	$8,762	$(9,829)	$17,352
Stock option expense, net of tax	$1,193	$1,246	$1,705	$2,439	$2,982
Restructuring charges, net of tax	$3,065	$244	$-	$3,309	$-
Income (loss) from continuing operations excluding stock option expense and restructuring charges (Non-GAAP)
	$(2,161)	$(1,920)	$10,467	$(4,081)	$20,334
Percentage of total revenue (Non-GAAP)	-5%	-5%	16%	-5%	16%

Income (loss) from continuing operations per diluted share (GAAP)	$(0.16)	$(0.09)	$0.21	$(0.25)	$0.41
Stock option expense, net of tax	$0.03	$0.04	$0.04	$0.06	$0.07
Restructuring charges, net of tax	$0.08	$0.01	$-	$0.09	$-
Income (loss) from continuing operations per diluted share excluding stock option expense and restructuring charges (Non-GAAP)
	$(0.05)	$(0.04)	$0.25	$(0.10)	$0.48

Exhibit 3

COGNEX CORPORATION
Statements of Operations
(Unaudited)
In thousands

	July 5,	December 31,
	2009	2008

Assets

Cash and investments	$206,425	$221,086

Accounts receivable	23,699	30,510

Inventories	22,378	25,063

Property, plant, and equipment	28,197	27,764

Goodwill and intangible assets	108,550	112,043

Other assets	55,103	57,581

Total assets	$444,352	$474,047

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$21,838	$28,635

Income taxes	11,936	12,908

Deferred revenue and customer deposits	12,132	19,429

Shareholders' equity	398,446	413,075

Total liabilities and shareholders' equity	$444,352	$474,047

Exhibit 4

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands

	Three-months Ended			Six-months Ended
	Jul. 5	Apr. 5	Jun. 29	Jul. 5	Jun. 29
	2009	2009	2008	2009	2008

Revenue	$40,968	$42,287	$67,089	$83,255	$127,602

Revenue by division:
Modular Vision Systems Division	76%	83%	86%	80%	88%
Surface Inspection Systems Division	24%	17%	14%	20%	12%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Europe	36%	34%	38%	35%	37%
Americas	34%	35%	29%	35%	30%
Japan	18%	24%	21%	21%	22%
Asia	12%	7%	12%	9%	11%
Total	100%	100%	100%	100%	100%

Revenue by market:
Discrete factory automation	70%	77%	67%	74%	68%
Web and surface inspection	24%	17%	14%	20%	12%
Semiconductor and electronics capital equipment	6%	6%	19%	6%	20%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com